Press Release

For Immediate Release	Contact:
4 June 2007	For Flint Group
Rita Conrad
T: +1 734 781 4680
F: +1 734 781 4699
rita.conrad@flintgrp.com

For Day International
Thomas J. Koenig, VP & CFO
T: +1 937-222-5714
F: +1 937 226 0052
tom_koenig@day-intl.com
Flint Group Completes Acquisition of Day International
•	Transaction will strengthen position as global supplier of graphic arts consumables

•	Combined group will offer unmatched portfolio of pressroom consumables, with revenues of approximately €2.55 billion (US$ 3.32 billion)

•	Dennis Wolters will remain as CEO of Day International operations
(LUXEMBOURG — 4 June 2007) The acquisition of Day International by Flint Group was completed on 31 May. Day International, a world leader in manufacturing and distributing printing blankets, sleeves, pressroom chemicals and printing supplies will operate as a business unit of Flint Group, the world’s largest privately-owned supplier to the printing, converting and colourant industries. Dennis Wolters, CEO of Day International will remain in that role within the new organisation.
The Day product portfolio is a strong complement to the existing Flint Group product line, and substantially increases Flint Group’s global position in the non-ink pressroom consumables market. In the combined organisation, nearly 8300 employees will serve customers from 170 sales, service and manufacturing locations on five continents. Revenues for 2007 are estimated to be € 2.55 billion (US $ 3.32 billion).
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About Flint Group
Flint Group is dedicated to serving the global printing, converting, and colourant industries. Flint Group companies develop, produce and market a wide range of conventional and UV printing inks on a global basis, with regional operations that provide local service throughout Europe,

Flint Group	T +1 734 781 4680
26b, Boulevard Royal	F +1 734 781 4699
L-2449 Luxembourg Luxembourg	www.flintgrp.com

Flint Group
1 June 2007
Press Release, Page 2 of 2
North America, Latin America, Asia, and India/Pacific. Other companies in the group include Flint
Group Printing Plates, specialising in photopolymer printing plates, and XSYS Print Solutions, specialising in narrow web inks. Flint Group Pigments produces a range of pigment products and additives for use in inks and other colourant applications. Headquartered in Luxembourg, Flint Group operates more than 140 facilities worldwide, and employs some 7,000 people. Revenues in 2006 were €2.14 billion (US$ 2.79 billion), positioning the company as the number one or number two supplier in every major region it serves. For more information, visit our web site at www.flintgrp.com
About Day International
Founded in 1905 in Dayton, Ohio, Day International operates production, sales, and distribution centres in North America, Latin America, Europe and Asia Pacific. Product lines include dayGraphica® printing blankets and sleeves, david M® printing blankets, , Duco™ printing blankets, Sun Graphic printing blankets, IPT™ printing blankets, Varn™ pressroom chemicals, Rotec® flexographic sleeve systems, dayCorr® diecutting blankets and day-Flo® pre-inked rolls. Additional information, is available at www.dayintl.com